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                                                                    EXHIBIT 99.1

PRESS RELEASE

      CONTACT:
      Kevin Schwicardi
      800/829-6551
      D.F. King & Co., Inc.
      55 Water Street
      New York, New York 10005


      FOR IMMEDIATE RELEASE

              COAST HOTELS AND CASINOS, INC. ANNOUNCES CASH TENDER
             OFFER AND SOLICITATION OF CONSENTS WITH RESPECT TO ITS
                       13% FIRST MORTGAGE NOTES DUE 2002

            LAS VEGAS, NEVADA -- FEBRUARY 19, 1999 -- Coast Hotels and Casinos, Inc., a wholly owned subsidiary of Coast Resorts, Inc., announced today that it is commencing a cash tender offer and consent solicitation relating to all of its $175 million aggregate principal amount outstanding 13% First Mortgage Notes due 2002 (the "Notes"). In connection with the cash tender offer, the Company is also soliciting consents to adopt amendments to the Indenture under which the Notes were issued to eliminate substantially all restrictive covenants and certain event of default provisions.

            As described in more detail in the Offer to Purchase and Consent Solicitation dated as of February 19, 1999, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer will be an amount equal to (a) a price intended to result in a yield to the earliest redemption date for the Notes (December 15, 2000), equal to the sum of (i) the yield to maturity of the applicable reference security (4-5/8% U.S. Treasury Note due December 31, 2000), as calculated by the Dealer Managers in accordance with standard market practice, plus (ii) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes), plus (b) accrued interest payable on the Notes at the settlement date.





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This amount includes a consent payment equal to $20 per $1,000 principal amount of the Notes purchased that will be paid only for tendered Notes for which consents have been validly delivered and not revoked prior to 5:00 p.m. New
York City time on Friday, March 5, 1999, unless extended (the "Consent Time"). The cash tender offer will terminate at 5:00 p.m. New York City time on Monday, March 22, 1999, unless extended (the "Expiration Time").

       The tender offer is conditioned upon, among other things, holders having delivered (and not revoked) by the Consent Time consents representing not less than a majority in aggregate principal amount of the Notes outstanding (excluding any Notes owned by the Company, the guarantors of the Notes or any affiliates of the Company or the guarantors), holders having tendered (not withdrawn) by the Expiration Time Notes representing not less than a majority in aggregate principal amount of Notes outstanding (excluding any Notes owned by the Company, the guarantors of the Notes or any affiliates of the Company or the guarantors) and the Company obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the Company.

       For additional information, please contact any of: Morgan Stanley Dean Witter (at 877/445-0397) or NationsBanc Montgomery Securities LLC (collect at 704/388-4807 or toll free at 888/292-0070), the co-Dealer Managers for the tender offer, or D. F. King & Co., Inc., the Information Agent (banks and brokers, call collect, 212/425-1685; all others call toll free, 800/829-6551).

       Coast Hotels and Casinos, Inc., owns and operates three hotel-casinos in the Las Vegas Area, The Orleans, the Gold Coast and the Barbary Coast.



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